Exhibit 10.1

SEPARATION AND ADVISORY SERVICES AGREEMENT
This Separation and Advisory Services Agreement (the “Agreement”) is made by and between Richard Scott Sloan (“Executive”) and Grizzly Energy, LLC (the “Company”). Except as set forth in this Agreement, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement (as defined below).
WHEREAS, Executive and the Company previously entered into that certain Amended and Restated Employment Agreement, dated as July 16, 2019 (the “Employment Agreement”), pursuant to which Executive has served as the Chief Executive Officer of the Company;
WHEREAS, Executive and the Company desire that Executive’s employment with the Company shall terminate effective as of the Termination Date (as defined below);
WHEREAS, following the Termination Date, the Company and Executive desire for Executive to continue to provide Advisory Services on a consulting basis as set forth herein; and
WHEREAS, in connection with Executive’s termination of employment, the parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s right to indemnification by the Company or any of its affiliates or insurers pursuant to contract or applicable law (collectively, the “Retained Claims”).
NOW, THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, conditioned on Executive’s execution and non-revocation of this Agreement, Executive and the Company (collectively referred to as the “parties” or individually as a “party”) hereby agree as follows:
1.Termination. Executive’s position as an officer of the Company shall terminate and Executive will cease to be employed with the Company and Insperity PEO Services, L.P. (“Insperity”) effective September 30, 2019 (the “Termination Date”), and from and after the Termination Date, Executive shall no longer serve in any employee or officer role or in any other position with the Company, or any of its subsidiaries or affiliates. Effective as of the Termination Date, Executive shall and hereby does resign his position as an officer of the Company. In addition, effective as of the Termination Date, Executive shall cease to hold any position (whether as an officer, director, manager, employee, trustee, fiduciary, or otherwise) with, and shall cease to exercise or convey any authority (actual, apparent, or otherwise) on behalf of, the Company or any of its subsidiaries or affiliates. After the date hereof, Executive shall execute any additional documents or instruments reasonably requested by the Company to effectuate the matters described in this Section 1.
2.Continued Service Until the Termination Date; Advisory Services.
(a)    If applicable, until the Termination Date, Executive shall continue to provide services as an employee of the Company in good faith as requested and will continue to be paid his base salary and will continue to participate as an active employee in all applicable employee benefit plans and arrangements of the Company and its subsidiaries, in each case in accordance with the terms of the Employment Agreement. In addition, the Executive and the Company will mutually cooperate with the other party regarding the implementation of an internal and external communication strategy regarding the

Executive’s separation of service and related transition matters. The Executive acknowledges that the Company’s obligations under this Agreement are subject to Executive’s continued service as an employee of the Company in good faith until the Termination Date.
(b)    For a period beginning on the Termination Date and ending on March 31, 2020 (the “Advisory Services Period”), Executive agrees to provide such transitional advisory services (“Advisory Services”) to the Company as may be reasonably requested by the Company from time to time following the Termination Date. Such Advisory Services will also include providing advice, upon request by the Company, with regard to matters as previously discussed between the Executive and the Board, or as may be requested by the Board from time to time. Notwithstanding the foregoing, either Executive or the Company may terminate the Advisory Services Period at any time upon written notice to the other party. The Company acknowledges and understands that following the Termination Date, Executive may, subject to Section 7 below, seek alternate employment, including on a full-time basis, and that the Advisory Services are not intended to preclude executive from seeking or obtaining such alternate employment and are not intended to unreasonably interfere with Executive’s duties and responsibilities to such alternate employer. For purposes of compliance with Section 409A, the Parties expressly acknowledge that from and after the Termination Date, the Company and the Executive intend that the level of bona fide services which Executive shall perform for the Company pursuant to this Section 2 shall not exceed nineteen percent (19%) of the average level of bona fide services performed by Executive for the Company over the thirty-six (36) month period immediately preceding the Termination Date.
(c)    In addition to the payments and benefits described in Sections 4 below Executive shall receive an advisory retainer fee equal to $10,000 for up to 40 hours of Advisory Services actually rendered during the Advisory Services Period, payable within 10 days of the Termination Date. In addition, the Company shall reimburse Executive for or directly pay all reasonable, approved and documented business expenses incurred by Executive in the performance of the Advisory Services in accordance with the Company’s expense reimbursement policy. All such expenses must be approved in advance by the Company in writing. In the event either party terminates the Advisory Services Period, the Company shall pay or reimburse Executive all outstanding fees and expenses not previously invoiced.
(d)    It is hereby understood and agreed by the Company and Executive that his rendering of the Advisory Services pursuant to this Agreement is as an independent contractor and not as an officer or employee of the Company or any of its affiliates. Executive acknowledges and agrees and it is the intent of the parties hereto that, except as may be required by applicable law or expressly set forth herein, Executive shall receive no Company-sponsored benefits from the Company or its affiliates either as an independent contractor or employee during the Advisory Services Period with respect to the Advisory Services. The Company shall, to the maximum extent permitted by law, indemnify and hold harmless the Executive from any and all losses, claims, costs, expenses, actions, demands or damages awarded to a third-party and incurred by the Executive in connection with the provision of Advisory Services, provided that Executive shall not be indemnified or held harmless from losses, claims, costs, expenses, actions, demands or damages arising from Executive’s own willful misconduct or gross negligence.
3.Accrued Compensation. Within ten (10) business days following the Termination Date, Executive shall be entitled to receive the sum of: (i) the portion of Executive’s Base Salary earned through the Termination Date, but not yet paid to Executive; (ii) a prorated amount of Executive’s Base Salary for accrued but unused vacation days, in accordance with Company’s policies, (iii) any unpaid expense reimbursements owed to Executive for reasonable and necessary business expenses incurred by Executive prior to the Termination Date pursuant to and in accordance with the Company’s expense reimbursement policies; and (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under the Company’s group employee benefit plans and arrangements in accordance with the terms and conditions thereof.
4.Severance Payments. Provided that the Executive complies with all of the Executive’s obligations under this Agreement and the Employment Agreement, the Company agrees to provide Executive with the following severance payments and benefits without duplication (the “Severance Payments”):
(a)        An amount in cash equal to $2,880,000, representing two (2) times the sum of Executive’s Base Salary and Target Bonus as provided under Section 4(b) of the Employment Agreement (the “Severance Payment”). The Severance Payment will be paid on the Effective Date (as defined below).
(b)        The bonus amount to which Executive otherwise would have been entitled to receive pursuant to Schedule 1 of the Employment Agreement for the third calendar quarter of 2019. The amount shall be determined in good faith by the Board, calculated in a manner consistent with the other 4 employees with the same Performance Goals and paid at the same time the corresponding bonus amounts are paid to such other employees. The Executive has the right to request and receive the calculations used to determine Quarterly Bonus and an explanation for material judgments related to the calculations;
(c)        The Company agrees that the payments pursuant to this Section 4 shall not be subject to a duty of Executive to mitigate his loss by searching for or securing substitute employment or to offset for any compensation earned by Executive from other employment following the Termination Date. For the avoidance of doubt, Executive shall not be required to repay to the Company any portion of the 2019 Bonus. Executive agrees that the Severance Payments to be paid under this Agreement are due solely from the Company and that Insperity has no obligation to pay the Severance Payments even though their payments may be processed through Insperity.
5.General Release and Waiver.
(a)    Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns, and Insperity, including its current and former parent companies, subsidiaries, and other affiliated companies as well as any of their current and former insurers, directors, officers, agents, shareholders, and employees (collectively, the “Releasees”). Executive, on his own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 11 below), including, without limitation:
(i)    any and all claims relating to or arising from Executive’s employment or service relationship with the Company and Insperity or any of its or their direct or indirect subsidiaries or affiliates and the termination of that relationship;

(ii)    any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(iii)    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
(iv)    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;
(v)    any and all claims for violation of the federal or any state constitution;
(vi)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
(vii)    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and
(viii)    any and all claims for attorneys’ fees and costs.
Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law, this Agreement and any Retained Claims (including, with respect to his vested equity, as applicable). This release does not prevent Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).

(b)    Acknowledgement of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the Board of Directors of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.
6.Return of Company Property. As a condition to Executive’s receipt of the payments and benefits under this Agreement, Executive shall promptly return any property of the Company or its affiliates (including, without limitation, proprietary information or intellectual property) that is within Executive’s custody or control, except to the extent such property is reasonably necessary for Executive to perform the Advisory Services, as determined and directed by the Company. Executive shall return any Company property retained by Executive as provided in the preceding sentence upon the expiration of the Advisory Services Period.
7.Restrictive Covenants.
(a)    Nondisclosure; Non-Competition; Non-Solicitation. Executive acknowledges and reaffirms all of the Executive’s covenants, obligations and commitments as set forth in Sections 9 and 10 of the Employment Agreement (the “Restrictive Covenants”). The Company agrees that the Restrictive Covenants shall be interpreted as if the Executive resigned under Section 5(c)(i) of the Employment Agreement. The Restrictive Covenants are expressly incorporated into and made a part of this Agreement as if set forth fully herein. For the avoidance of doubt, the Executive will not receive any payments in consideration of or otherwise in respect of the Restrictive Covenants other than the payments and benefits described in Section 4 of this Agreement.
(b)    Non-disparagement. Executive agrees and acknowledges that Executive will not make any statement (orally or in writing) or take any action which, in any way, disparages the Company or the other Releasees; provided that the foregoing will not preclude Executive from making truthful statements as required by lawfully compelled testimony, and provided that Executive notifies the Company in advance of any such testimony and cooperates with the Company’s reasonable efforts with respect to such testimony, to the fullest extent permitted by applicable law. Company agrees and acknowledges that Company will direct its officers and directors (i) not make any statement (orally or in writing) or (ii) take any action which, in any way, disparages the Executive; provided that the foregoing will not preclude the Company’s officers or directors from making truthful statements as required by lawfully compelled testimony.
8.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
9.No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.
10.Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 18 and 22 of the Employment Agreement.
11.Effective Date. Executive has 7 days after Executive signs this Agreement (in either instance) to revoke it and this Agreement will become effective on the 8th day after Executive signed this Agreement on or following September 30, 2019, so long as it has been signed by the parties and has not been revoked by Executive before that date (the “Effective Date”).
12.Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.
13.Section 409A. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
(Signature Page Follows)

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.

GRIZZLY ENERGY, LLC

By:    ____________________________            Date: September 18, 2019
Name: Jonathan Curth
Title: General Counsel

EXECUTIVE

__________________________________            Date: September 18, 2019
Richard Scott Sloan

SUPPLEMENTAL EXECUTION BY EXECUTIVE:
Supplemental acknowledgment and agreement to be executed by Executive on or following September 30, 2019:
EXECUTIVE

__________________________________            Date:    _______________
Richard Scott Sloan